                                                                    EXHIBIT 99.A

                                   EXHIBIT A
                                   ---------

                   Acquisitions of Shares by the Partnership
                   and Offshore During the Past Sixty Days
                   -----------------------------------------


                      Date of        Number    Aggregate  Price Per
Entity              Transaction    of Shares     Price      Share
------              -----------    ---------   ---------  ---------
Partnership        June 23, 1995       4,200  $ 41,118.00  $ 9.790
                   June 26, 1995      50,800   510,032.00   10.040
                   June 28, 1995      19,000   190,760.00   10.040
                   June 29, 1995       5,000    50,200.00   10.040
                   July 11, 1995       3,000    29,745.00    9.915
                   July 12, 1995       5,000    48,950.00    9.790
                   July 13, 1995      13,600   130,200.96    9.574
                   July 17, 1995       4,400    41,976.00    9.540
                   July 18, 1995       5,000    47,075.00    9.415
                   July 20, 1995      24,900   225,745.89    9.066
                   July 21, 1995      10,100    85,028.87    8.419
                   July 31, 1995      38,300   307,549.00    8.030
                   July 31, 1995       2,000    15,560.00    7.780
                   August 1, 1995      2,500    18,200.00    7.280

Offshore           June 26, 1995      10,000   100,400.00   10.040
                   July 13, 1995       5,000    47,868.00    9.574
                   July 31, 1995       5,000    40,150.00    8.030

All Shares were purchased in transactions on the NASDAQ National Market.

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